Filed Pursuant to Rule 433

Registration No. 333-227649

FINAL TERM SHEET

AMÉRICA MÓVIL, S.A.B. de C.V.

€1,000,000,000 0.750% Senior Notes due 2027 (the “Notes”)

June 19, 2019

Issuer:	América Móvil, S.A.B. de C.V.

Title of Securities:	0.750% Senior Notes due 2027

Offering Format:	SEC Registered

Aggregate Principal Amount:	€1,000,000,000

Price to Public:	99.745% of principal amount, plus accrued interest, if any, from June 26, 2019

Maturity Date:	June 26, 2027

Coupon:	0.750% per year

Interest Payment Dates:	June 26 of each year, commencing on June 26, 2020

Trade Date:	June 19, 2019

Settlement Date:	June 26, 2019 (T+5*)

Optional Make-Whole Redemption:	Prior to March 26, 2027, make-whole call at Bund Rate plus 20 basis points

Optional Par Redemption:	On and after March 26, 2027, call at 100%

Tax Redemption:	Par tax call in the event of change in Mexican withholding tax

Yield to Maturity:	0.783% (annualized)

Benchmark Instrument:	0.250% DBR due February 15, 2027

Benchmark Yield:	-0.462%

Mid-Swaps Yield:	0.053%

Spread to Benchmark:	124.5 basis points

Spread to Mid-Swaps:	73 basis points

Minimum Denomination:	€100,000 and multiples of €1,000 in excess thereof

ISIN:	XS2006277508

Common Code:	200627750

Expected Ratings:	A3 (Moody’s) / A- (S&P) / A- (Fitch)

Global Coordinator:	Barclays Bank PLC

Joint Lead Managers and Joint Book-Running Managers:	Barclays Bank PLC
Merrill Lynch International

Joint Book-Running Managers:	J.P. Morgan Securities plc
UBS AG London Branch
Banco Santander, S.A.
UniCredit Bank AG

Listing:	Application will be made to admit the Notes to listing on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF Market

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

*

Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the delivery of the Notes may be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

The offer and sale of the securities to which this final term sheet relates have been registered by América Móvil, S.A.B. de C.V. with the U.S. Securities and Exchange Commission (the “SEC”) by means of a registration statement on Form F-3 (Registration No. 333-227649).

MiFID II professionals/ECPs-only/No PRIIPs KID — Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPS key information document (KID) has been prepared as the Notes are not available to retail investors in the EEA.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll-free at +1-800-438-3242, Merrill Lynch International toll-free at +1-800-294-1322, J.P. Morgan Securities plc toll-free at +1-866-846-2874, UBS AG London Branch toll-free at +1-888-827-7275, Banco Santander, S.A. at +34-91-289-5907 or UniCredit Bank AG toll-free at +1-800-493-2203.

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